INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Viventia Bio Inc.
As of December 31, 2015 and 2014 and
for the years ended December 31, 2015, 2014 and 2013

Independent Auditor's Report

To Management of Viventia Bio Inc.

We have audited the accompanying consolidated financial statements of Viventia Bio Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheets as at December 31, 2015 and 2014 and the related consolidated statements of operations, comprehensive loss, shareholders’ deficit and cash flows in the three-year period ended December 31, 2015.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Viventia Bio Inc. and its subsidiaries as of December 31, 2015 and 2014 and the results of their operations and their cash flows for the three-year period ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter

Also, as discussed in Note 4 to the consolidated financial statements, the Company has significant related party transactions.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants
Winnipeg, Manitoba, Canada
September 20, 2016

Viventia Bio Inc.
Consolidated Balance Sheets
(in thousands of U.S. Dollars, except share data)

	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$260	$205
Tax credit receivables	589	405
Prepaid expenses and other current assets	100	83
Total current assets	949	693

Property and equipment, net	297	328
Total assets	$1,246	$1,021

Liabilities and shareholders' deficit
Current liabilities:
Accounts payable	$1,846	$511
Accrued liabilities	795	696
Current portion of related party payable	100	—
Current portion of capital lease obligation	3	2
Total current liabilities	2,744	1,209

Shareholder note payable	18,930	8,609
Accrued interest on shareholder note payable	1,030	396
Long-term portion of capital lease obligation	—	3
Total liabilities	22,704	10,217

Commitments and contingencies (Note 5)

Shareholders’ deficit:
Class A redeemable preferred shares; no par value, nil shares authorized, issued, and outstanding as of December 31, 2015 and 2014 (redemption and liquidation value: $0 as of December 31, 2015 and 2014)	-	-
Preferred shares; no par value, unlimited shares authorized as of December 31, 2015 and 2014, nil shares issued and outstanding as of December 31, 2015 and 2014	-	-
Common shares; no par value, unlimited shares authorized, and 13,080,000 and 13,000,000 issued and outstanding as of December 31, 2015 and 2014, respectively	-	-
Class A common shares; no par value, nil shares authorized, issued, and outstanding as of December 31, 2015 and 2014	-	-
Class B common shares; no par value, nil shares authorized, issued, and outstanding as of December 31, 2015 and 2014	-	-
Additional paid-in capital	17,097	16,567
Accumulated other comprehensive income	3,122	633
Accumulated deficit	(41,677)	(26,396)
Total shareholders' deficit	(21,458)	(9,196)
Total liabilities and shareholders’ deficit	$1,246	$1,021
The accompanying notes are an integral part of these Consolidated Financial Statements.

Viventia Bio Inc.
Consolidated Statements of Operations
(in thousands of U.S. Dollars, except share and per share data)

	Years ended December 31,
	2015	2014	2013
Operating expenses:
Research and development	$8,226	$3,950	$3,678
General and administrative	5,375	2,216	1,249
Total operating expenses	13,601	6,166	4,927
Loss from operations	(13,601)	(6,166)	(4,927)
Other income (expense):
Interest expense on shareholder note payable	(769)	(340)	(82)
Foreign exchange loss and other income	(867)	1	1
Total other income (expense)	(1,636)	(339)	(81)
Loss before income taxes	(15,237)	(6,505)	(5,008)
Provision for income taxes	44	—	—
Net loss	$(15,281)	$(6,505)	$(5,008)
 The accompanying notes are an integral part of these Consolidated Financial Statements.

Viventia Bio Inc.
Consolidated Statements of Comprehensive Loss
(in thousands of U.S. Dollars)

	Years ended December 31,
	2015	2014	2013

Net loss	$(15,281)	$(6,505)	$(5,008)
Other comprehensive income:
Foreign currency translation adjustments	2,489	560	73
Other comprehensive income	2,489	560	73
Comprehensive loss	$(12,792)	$(5,945)	$(4,935)
The accompanying notes are an integral part of these Consolidated Financial Statements.

Viventia Bio Inc.
Consolidated Statements of Shareholders’ Deficit
(in thousands of U.S. Dollars, except share data)

	Redeemable Preferred Shares		Common Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balances as of January 1, 2013	—	$ —	1	$ —	$ —	$ —	$ —	$ —
Issuance of Class A redeemable preferred shares in exchange for assets
and licensed technology of common control entity (see Note 1)	16,000,000	16,001	—	—	—	—	(14,883)	1,118
Payments made on behalf of the Company by related party	—	—	—	—	582	—	—	582
Net loss	—	—	—	—	—	—	(5,008)	(5,008)
Foreign currency translation adjustments	—	—	—	—	—	73	—	73
Balances as of December 31, 2013	16,000,000	16,001	1	—	582	73	(19,891)	(3,235)
Conversion of redeemable preferred shares to common shares	(16,000,000)	(16,001)	12,999,999	—	102,440	—	—	86,439
Deemed dividend on conversion of redeemable preferred shares to common shares	—	—	—	—	(86,440)	—	—	(86,440)
Return of capital to related party	—	—	—	—	(15)	—	—	(15)
Stock-based compensation	—	—	—	—	1,714	—	—	1,714
Cancellation of stock-award and reversal of stock-based compensation	—	—	—	—	(1,714)	—	—	(1,714)
Net loss	—	—	—	—	—	—	(6,505)	(6,505)
Foreign currency translation adjustments	—	—	—	—	—	560	—	560
Balances as of December 31, 2014	—	—	13,000,000	—	16,567	633	(26,396)	(9,196)
Stock-based compensation	—	—	—	—	402	—	—	402
Contributions from related party	—	—		—	128	—	—	128
Issuance of common stock			80,000		__	__	—	—
Net loss	—	—	—	—	—	—	(15,281)	(15,281)
Foreign currency translation adjustments	—	—	—	—	—	2,489	—	2,489
Balances as of December 31, 2015	—	$ —	13,080,000	$ —	$17,097	$3,122	$(41,677)	$(21,458)

The accompanying notes are an integral part of these Consolidated Financial Statements.

Viventia Bio Inc.
Consolidated Statements of Cash Flows
(in thousands of U.S. Dollars)

	Years ended December 31,
	2015	2014	2013

Cash flows from operating activities:
Net loss	$(15,281)	$(6,505)	$(5,008)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	205	371	415
Stock-based compensation	402	—	—
Changes in operating assets and liabilities:
Tax credit receivables	(272)	(121)	(326)
Prepaid expenses and other current assets	(32)	(7)	53
Accounts payable	1,534	334	217
Related party payable	870	97	342
Accrued liabilities	232	153	427
Net cash used in operating activities	(12,342)	(5,678)	(3,880)
Cash flows from investing activities:
Purchases of property and equipment	(226)	(32)	(12)
Net cash used in investing activities	(226)	(32)	(12)
Cash flows from financing activities:
Repayments of capital lease obligation	(2)	(2)	(3)
Proceeds from shareholder note payable	12,892	5,724	4,131
Net cash provided by financing activities	12,890	5,722	4,128
Effect of exchange rate changes on cash and cash equivalents	(267)	(24)	(19)
Net increase (decrease) in cash and cash equivalents	55	(12)	217
Cash and cash equivalents at beginning of year	205	217	—
Cash and cash equivalents at end of year	$260	$205	$217

Supplemental cash flow information:
Non-cash investing and financing activities:
Property and equipment acquired with shares	$ —	$ —	$1,130

The accompanying notes are an integral part of these Consolidated Financial Statements.

Viventia Bio Inc.
Notes to Consolidated Financial Statements
(In US Dollars)

Note 1 – Nature of Operations and Going Concern
Nature of Operations
     Viventia Bio Inc., together with its wholly owned subsidiaries, Viventia Bio USA Inc. and Viventia Biotech (EU) Limited, (VBI or the Company) is a company incorporated under the laws of the Province of Ontario, Canada, on October 31, 2012. On January 2, 2013, the Company entered into an asset purchase agreement with Viventia Biotechnologies Inc. (VBTI), a company which was 100% owned by the same principal controlling shareholder of Viventia Bio Inc., to acquire substantially all of its operations, including intellectual property and licensed technology assets as well as the rights and obligations related to such assets, and certain property and equipment. Because VBI and VBTI were entities under common control, the assets and liabilities comprising the business of VBTI that were transferred in the exchange were accounted for as a transaction between entities under common control, pursuant to Accounting Standards Codification (ASC) Topic 805-50, Business Combinations. The Company recognized the assets and liabilities transferred at their historical carrying amount and the financial statements of the Company are presented as though the transfer occurred at the beginning of the earliest period presented. In exchange for the operations and net assets of VBTI, the Company issued 16,000,000 Class A redeemable preferred shares with an agreed upon value of $16,000,000, to the principal controlling shareholder, which resulted in a deemed dividend within accumulated deficit of $14,883,000.
The Company is a biologics oncology company focused on designing, engineering and developing targeted protein therapeutics. Since inception, the Company has incurred net losses and negative cash flows from operations.
     The Company’s success is dependent, in large part, on completing product development, obtaining regulatory approvals and commercializing or entering into agreements with third parties to commercialize product candidates, as well as obtaining the necessary financing to complete such activities. The successful completion of these activities is necessary to allow the Company to continue research and development activities and the commercialization of its products. Management expects operating losses and negative cash flows to continue for the foreseeable future and anticipates that losses may increase from current levels because of additional costs and expenses related to research and development as well as commercialization activities.
On September 20, 2016, the Company was acquired by Eleven Biotherapeutics, Inc. (Eleven Biotherapeutics), a publicly traded company on The NASDAQ Global Market (see Note 9).
Going Concern
     During the years ended December 31, 2015, 2014 and 2013 the Company incurred net losses of $15,281,000, $6,505,000 and $5,008,000, respectively. As of December 31, 2015, the Company had an accumulated deficit of $41,677,000 and working capital deficiency of $1,795,000. The Company has been highly dependent on financing from its controlling shareholder, for which it has a shareholder note payable outstanding in the principal amount of $18,930,000 (see Notes 4 and 8) as of December 31, 2015. The Company does not have prospects of achieving revenue in the near future and requires additional funding to maintain its research and development projects and for general operations. These circumstances lend substantial doubt as to the ability of the Company to meet its obligations as they come due and accordingly, the appropriateness of the use of accounting principles applicable to a going concern. In addition, the expenses to be incurred in developing and pursuing the Company’s business plan, as well as the possible future milestone and royalty payments the Company may owe, have a large degree of uncertainty.
These financial statements have been prepared using accounting principles generally accepted in the United States of America (U.S. GAAP) applicable to a going concern which assumes that the Company will continue its operations for the foreseeable future and contemplates the realization of assets and the settlement of liabilities in the normal course of business. The conditions and risks noted above cast substantial doubt on the validity of those assumptions. These financial statements do not give effect to any adjustments to the amounts and classification of assets and liabilities and the reported expenses that may be necessary and could potentially be material, should the Company be unable to continue as a going concern.

Viventia Bio Inc.
Notes to Consolidated Financial Statements
(In US Dollars)

Note 2–Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP. The consolidated financial statements include the accounts of Viventia Bio Inc. and its wholly owned subsidiaries, Viventia Bio USA Inc. and Viventia Biotech (EU) Limited. All inter-company transactions and balances have been eliminated in consolidation.
The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the consolidated financial statements to provide additional evidence to certain estimates or to identify matters that require additional disclosure.
Foreign Currency Translation
The reporting currency of the Company is the United States (U.S.) dollar (USD). The functional currency of the Company and its subsidiary Viventia Biotech (EU) Limited as of December 31, 2015 was the Canadian dollar (CAD). The functional currency of the Company’s subsidiary Viventia Bio USA, Inc. as of December 31, 2015 was the USD.
For the years ended December 31, 2015, 2014 and 2013, adjustments resulting from translating the Canadian CAD foreign operations into the U.S. dollar presentation currency have been included as a separate component of accumulated other comprehensive income. The assets and liabilities of the Company as of December 31, 2015 and 2014 have been translated to USDs at exchange rates in effect as of the balance sheet date. All income statement accounts as of December 31, 2015, 2014 and 2013 have been translated at annual average exchange rates.
Effective January 1, 2016, the Company changed the functional currency of its foreign operations into USD. This change was accounted for on a prospective basis. See Subsequent Events - Note 9.
Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates. These estimates and assumptions include, but are not limited to, the following: (i) fair value determinations for common stock (ii) stock-based compensation expense, (iii) deferred tax assets net of valuation allowance, (iv) clinical accruals and recoverability of any advance payments relating to future research and development expenses, and (v) judgments relating to the determination of functional currency.
Concentration of Credit Risk and Other Risks and Uncertainties
The Company is subject to risks associated with concentration of credit for cash and cash equivalents. Cash and cash equivalents are held with major financial institutions in Canada. The Company has not experienced any loss on its deposits of cash and cash equivalents.
The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, rapid technological change, the results of clinical trials and the achievement of milestones, failure to raise sufficient financing, market acceptance of the Company’s product candidates, competition from other products and larger companies, protection of proprietary technology, strategic relationships and dependence on key individuals. The Company may not be successful in developing and/or commercializing its products and will require additional financing in order to continue operations.
The Company has no financial instruments with off-balance sheet risk of loss.
Foreign Currency Risk
As the functional currency of the Company’s foreign operations was the Canadian dollar prior to January 1, 2016, the Company faced foreign exchange risk as a result of holding cash and cash equivalent balances and its

Viventia Bio Inc.
Notes to Consolidated Financial Statements
(In US Dollars)

Shareholder Note Payable in U.S. dollars, as well as a result of entering into transactions denominated in U.S. dollars. As a result, the Company’s primary foreign currency exposure was to fluctuations in the U.S. dollar value relative to that of the Canadian dollar. A hypothetical 10% change in average foreign exchange rates during any of the periods presented preceding December 31, 2015 would result in a lower or higher net loss of approximately $0.9 million, $0.2 million and $0.1 million for the years ended December 31, 2015, 2014 and 2013, respectively. See Note 9, Subsequent Events, regarding the change in functional currency effective January 1, 2016.
Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less and that are used in the Company’s cash management activities at the date of purchase to be cash equivalents. Cash and cash equivalents include various deposit accounts and may also include money market accounts and money market funds.
Tax Credit Receivables
The Company is entitled to investment tax credits, which are earned as a percentage of eligible research and development expenditures incurred in each taxation year. Investment tax credits relate entirely to the Company’s research and development expenses in the consolidated statements of operations. Investment tax credits are recognized and recorded when there is reasonable assurance they will be received. The tax credit receivables presented on the accompanying consolidated balance sheets generally include actual and estimated credits earned in the previous periods and are expected to be applied within 12 months of the balance sheet date.
Fair Value Measurements
The Company does not have any financial assets and liabilities reported at fair value on a recurring basis. The carrying amounts of the Company’s financial instruments including cash and cash equivalents, tax credit receivables, accounts payable and accrued liabilities approximate fair value due to the short term nature of those instruments. The Company’s Shareholder Note Payable is carried at amortized cost. Due to the related party nature of these advances with the controlling shareholder, management has concluded that its fair value is not reasonably determinable (see Note 4).
The Company determines fair value based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, as determined by either the principal market or the most advantageous market. Inputs used in the valuation techniques to derive fair values are classified based on a three-level hierarchy. These levels are:
Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2—Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.
Level 3—Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.
Observable inputs are based on market data obtained from independent sources.
Property and Equipment
Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Office equipment, furniture, and fixtures and research equipment are depreciated over ten years. Computer hardware and software are depreciated over three years. Leasehold improvements are recorded at cost and amortized over the term of the lease or their useful life, whichever is shorter.
Impairment of Long-Lived Assets
The Company continually evaluates whether events or circumstances have occurred that indicate that the estimated remaining useful life of its long-lived assets may warrant revision or that the carrying value of these assets may be impaired. If the Company determines that an impairment trigger has been met, the Company evaluates the realizability of its long-lived assets based on a comparison of projected undiscounted cash flows from use and eventual disposition with the carrying value of the related asset. Any write-downs (which are measured based on the difference

Viventia Bio Inc.
Notes to Consolidated Financial Statements
(In US Dollars)

between the fair value and the carrying value of the asset) are treated as permanent reductions in the carrying amount of the assets (asset group). Based on this evaluation, the Company believes that, as of each of the balance sheet dates presented, none of the Company’s long-lived assets were impaired.
Initial Public Offering Costs
Initial Public Offering (IPO) costs of $1,825,000, consisting primarily of legal, accounting fees and other third-party fees that were directly related to the Company’s in-process IPO were expensed during the year ended December 31, 2015 and have been included in general and administrative expense on the accompanying consolidated statement of operations. Costs incurred with respect to the planned IPO were not deferred due to the significant uncertainty of completion of a successful IPO.
Research and Development Expenses
Research and development expenses include employee-related expenses, expenses incurred under agreements with clinical research organizations, other clinical and pre-clinical costs, expenses associated with obtaining and maintaining patents and allocated direct and indirect overhead costs, such as facilities costs, information technology costs and other overhead. All research and development costs are expensed as incurred. Investment tax credits are netted against research and development expenses.
Clinical Trial Accruals
Clinical trial costs are a component of research and development expenses. The Company will accrue and expense clinical trial activities performed by third parties based upon actual work completed in accordance with agreements established with clinical research organizations and clinical sites. The Company will determine the costs to be recorded based upon validation with the external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services.
General and Administrative Expenses
General and administrative expenses consist primarily of expenses for executive, operational, finance, legal and human resource functions. Other general and administrative expenses include facility- related costs, professional service fees and other outside services, as well as $212,000, $76,000 and $7,000 of foreign exchange loss for the years ended December 31, 2015, 2014 and 2013, respectively.
Income Taxes
The Company utilizes the asset and liability method of accounting for income taxes which requires the recognition of deferred tax assets and liabilities for expected future consequences of temporary differences between the financial reporting and income tax bases of assets and liabilities using enacted tax rates. Management makes estimates, assumptions and judgments to determine the Company’s provision for income taxes and also for deferred tax assets and liabilities, and any valuation allowances recorded against the Company’s deferred tax assets. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent the Company believes that recovery is not likely, the Company must establish a valuation allowance.
The calculation of the Company’s current provision for income taxes involves the use of estimates, assumptions and judgments while taking into account current tax laws, interpretation of current tax laws and possible outcomes of future tax audits. The Company has established reserves to address potential exposures related to tax positions that could be challenged by tax authorities. Although the Company believes its estimates, assumptions and judgments to be reasonable, any changes in tax law or its interpretation of tax laws and the resolutions of potential tax audits could significantly impact the amounts provided for income taxes in the Company’s consolidated financial statements.
The calculation of the Company’s deferred tax asset balance involves the use of estimates, assumptions and judgments while taking into account estimates of the amounts and type of future taxable income. Actual future operating results and the underlying amount and type of income could differ materially from the Company’s estimates, assumptions and judgments thereby impacting the Company’s financial position and results of operations.
The Company has adopted ASC 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain

Viventia Bio Inc.
Notes to Consolidated Financial Statements
(In US Dollars)

tax positions taken or expected to be taken in the Company’s income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.
The Company’s policy is to include interest and penalties related to unrecognized tax benefits within income tax expense in the accompanying consolidated statements of operations. The Company has not incurred any interest or penalties related to unrecognized tax benefits in any of the periods presented.
Stock-Based Compensation
The Company accounts for its stock-based compensation awards in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation—Stock Compensation (ASC 718). ASC 718 requires all stock-based payments to employees and non-employee directors, including grants of employee stock options, restricted stock awards (RSAs) and restricted stock units (RSUs), to be recognized in the statements of operations based on their fair values.
The Company’s stock-based awards are subject to service and/or performance-based vesting conditions. Compensation expense related to awards to employees and non-employee directors with service-based vesting conditions is recognized on a straight-line basis based on the estimated grant date fair value over the associated service period of the award, which is generally the vesting term. Compensation expense related to awards to employees and non-employee directors with performance- based vesting conditions is recognized based on the estimated grant date fair value over the requisite service period using the accelerated attribution method to the extent achievement of the performance condition is probable.
The Company estimates the fair value of its option awards to employees and non-employee directors using the Black-Scholes option-pricing model, which requires the input of subjective assumptions. The determination of each of these inputs described above is subjective and generally requires significant judgment. The major inputs into the Black-Scholes option pricing model and how the Company determines such inputs are as follows:
Fair value of common shares. The Company estimates the fair value of common shares underlying stock option awards at the grant date of the award. Valuation estimates are prepared by management in accordance with the framework of the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, as well as through independent third-party valuations, and are approved by the Company’s board of directors. The fair value of the common shares underlying the Company’s stock awards has been the responsibility of and determined by the Company’s board of directors. Because there has been no public market for the Company’s common shares, the board of directors determines the fair value of common shares at the time of grant of the option by considering a number of objective and subjective factors including independent third-party valuations of the Company’s common shares, operating and financial performance, the Company’s progress towards obtaining regulatory approval for its products, the lack of liquidity of capital stock and general and industry specific economic outlook, amongst other factors.
Expected volatility. Due to the lack of company specific historical and implied volatility data of its common shares, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. When selecting these public companies on which it has based its expected stock price volatility, the Company selected companies with comparable characteristics to it, including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected term of the stock-based awards. The Company computes historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards.
Expected term. The Company has estimated the expected term of its employee stock options using the ‘‘simplified’’ method, whereby, the expected term equals the arithmetic average of the vesting term and the original contractual term of the option due to its lack of sufficient historical data.
Risk-free interest rate. The risk-free interest rates for periods within the expected term of the option are based on the U.S. Treasury securities with a maturity date commensurate with the expected term of the associated award.
Expected dividends. The Company has never paid, and does not expect to pay dividends in the foreseeable future.

Viventia Bio Inc.
Notes to Consolidated Financial Statements
(In US Dollars)

The Company is also required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from its estimates. To date, a forfeiture rate range of 0% to 10% has been used to calculate stock-based compensation expense. To the extent that actual forfeitures differ from the Company’s estimates, the differences are recorded as a cumulative adjustment in the period the estimates were revised. Stock-based compensation expense recognized in the financial statements is based on awards that are ultimately expected to vest.
RSAs represent share awards of the Company’s common shares that are subject to forfeiture upon termination of services prior to vesting. RSUs are share awards that, upon vesting or otherwise in accordance with the settlement terms of a specific agreement, will deliver to the holder of the Company’s common shares. The cost of RSA and RSU awards is determined using the estimated fair value of the Company’s common shares on the date of grant. Until vested, RSAs and RSUs do not have the voting rights of common shares and the shares underlying the awards are not considered issued and outstanding.
Recent Accounting Pronouncements
In March 2016, the FASB issued ASU No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the consolidated statements of cash flows. The guidance is effective for annual reporting periods beginning after December 15, 2017 and early adoption is permitted. The Company is evaluating the application of this ASU, but has not yet determined the potential effects it may have on the Company’s financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-02), which supersedes the guidance in former ASC 840, Leases. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. For nonpublic entities, the standard is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. The Company has not yet determined the impact that the adoption of ASU 2016-02 will have on the Company’s financial position or results of operations.
In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. For nonpublic entities, this guidance is effective for annual periods beginning after December 15, 2017 and interim periods beginning after December 15, 2018. The Company is evaluating the application of this ASU, but has not yet determined the potential effects it may have on the Company’s financial statements.
In February 2015, the FASB issued ASU 2015-2, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which provides clarification regarding the guidance surrounding consolidation of certain legal entities. For nonpublic entities, this guidance is effective for annual and interim periods beginning after December 15, 2016 and has been adopted by the Company but has no material impact on the Company’s financial statements.
In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, requiring management to evaluate whether events or conditions could impact an entity’s ability to continue as a going concern and to provide disclosures if necessary. Management will be required to perform the evaluation within one year after the date that the financial statements are issued. Disclosures will be required if conditions give rise to substantial doubt and the type of disclosure will be determined based on whether management’s plans will be able to alleviate the substantial doubt. The ASU will be effective for nonpublic entities for the first annual period ending after December 15, 2016, and for annual periods and interim periods thereafter with early application permitted. The Company is evaluating the application of this ASU, but has not yet determined the potential effects it may have on the Company’s financial statements.

Viventia Bio Inc.
Notes to Consolidated Financial Statements
(In US Dollars)

     In June 2014, the FASB issued ASU No. 2014-12, Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could be Achieved after the Requisite Service Period, which requires the Company to assess share-based awards with performance targets that could be achieved after the requisite service period for potential treatment as performance conditions. Under the ASU, compensation expense is to be recognized when the performance target is deemed probable and should represent the compensation expense attributable to the periods for which service has already been rendered. If the performance target is reached prior to achievement of the service period, the remaining unrecognized compensation cost should be recognized over the remaining service period. This ASU was adopted by the Company effective January 1, 2016 and there was no material impact on the Company’s financial statements.
 Note 3—Balance Sheet Components
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2015	2014

Prepaid insurance	$37	$30
Professional services retainer	15	29
Deferred tax asset	3	-
Other	45	24
	$100	$83
Property and Equipment, Net
Property and equipment, net consisted of the following (in thousands):

	December 31,
	2015	2014

Research equipment	$4,500	$7,207
Leasehold improvements	1,875	2,243
Computer hardware and software	365	743
Office equipment	212	316
Total property and equipment	6,952	10,509
Less accumulated depreciation and amortization	(6,655)	(10,181)
Property and equipment, net	$297	$328
Depreciation and amortization expense was $205,000, $371,000 and $415,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

Viventia Bio Inc.
Notes to Consolidated Financial Statements
(In US Dollars)

Accrued Liabilities
Accrued liabilities consisted of the following (in thousands):

	As of December 31,
	2015	2014

Professional services	$337	$397
Payroll and related accruals	246	213
Tax accruals	45	—
Accrued director fees	61	—
Other accruals	106	86
Total accrued liabilities	$795	$696
Note 4 — Shareholder Note Payable
In September 2014, the Company entered into an unsecured loan agreement (Shareholder Note Payable) with Clairmark Investments LTD, the Company's controlling shareholder, for a borrowing limit of up to $8,000,000 CAD. In September 2015, the Shareholder Note Payable was increased and amended to be denominated in USD at a new maximum borrowing of $20,000,000 USD.
 In October 2015, the Company amended the Shareholder Note Payable to make $14,712,000 owed by the Company automatically convertible on the date that the Company's common shares are listed and begin trading on the NASDAQ Stock Market into a number of common shares to be calculated based upon the Company's initial public offering price. Amounts owed on the Shareholder Note Payable in excess of $14,712,000 remain due and payable under the original terms of the Shareholder Note Payable.
In May 2016 the Company and the controlling shareholder amended the Shareholder Note Payable to increase the borrowing limit to $37.0 million and provide that all outstanding principal and interest under the Shareholder Note Payable except for $3.0 million of principal owed by the Company be automatically converted on the date that the Company’s common shares are listed and begin trading on the NASDAQ Stock Market into an amount of common shares to be calculated based upon the Company’s initial public offering price. Amounts owed on the Shareholder Note Payable in excess of $3.0 million of principal remain due and payable under the original terms of the Shareholder Note Payable.
Interest on the Shareholder Note Payable is based on the prime rate as established by the Toronto-Dominion Bank plus 3.00%, which totaled 5.70% as of December 31, 2015, 6.00% as of December 31, 2014 and 6.00% as of December 31, 2013. Accrued interest was $1,030,000 and $396,000 as of December 31, 2015 and 2014, respectively, and is included in long-term shareholder note payable in the accompanying consolidated balance sheets. The Shareholder Note Payable and any accrued interest was to be due in full on its maturity date in February 2018, or in the event of default under the terms of the Shareholder Note Payable agreement, as amended on September 2015. As of December 31, 2015 and 2014, the outstanding loan balance on the Shareholder Note Payable was $18,930,000 and $8,609,000, respectively. (See Subsequent Events - Note 9)
Note 5 — Commitments and Contingencies
Operating Leases
The Company has a month-to-month operating lease agreement for office and research and development space with a related party.
In September 2015, the Company entered into a lease amending agreement for its facility in Winnipeg, Manitoba, which is owned by an affiliate of the Company’s controlling shareholder (See Note 8). Under the lease amending agreement, the Company extended the term of its lease to September 2020.

Viventia Bio Inc.
Notes to Consolidated Financial Statements
(In US Dollars)

The Company has a lease for office space in Philadelphia, PA that was executed in September 2015. The initial term of the lease expired in August 2016, after which the lease continues on a month-to-month basis unless terminated by either party by giving the requisite notice. The monthly rent for this office space is $4,750.
In October 2015, the Company entered into a lease for its facility in Toronto, Ontario, which is owned by an affiliate of the Company’s controlling shareholder (See Note 8). The lease is on a month-to-month basis unless terminated by either party by giving the requisite notice. The monthly rent for this office space is $1,550.
Rent expense was $364,000, $355,000 and $426,000 for the years ended December 31, 2015, 2014 and 2013, respectively. See Note 8, for additional information on related party operating leases. As of December 31, 2015, the Company is obligated to pay the following rent expense in relation to their lease agreement for its facilities in Winnipeg, Manitoba and Philadelphia, Pennsylvania (in thousands):

Year ending December 31,	Winnipeg	Philadelphia	Total
2016	$296	$38	$334
2017	296	-	296
2018	296	-	296
2019	296	-	296
2020	223	-	223
Total minimum payments	$1,407	$38	$1,445

License Agreements
The Company is a party to or assignee of license agreements that may require it to make future payments relating to license fees, sublicense fees, milestone fees, and royalties on future sales of licensed products. To date, the Company has not incurred any payments other than for the maintenance of the intellectual property.
As of December 31, 2015, the Company is obligated to pay the following annual maintenance fees in relation to their license agreements (in thousands):

Year ending December 31,	Payments
2016	$180
2017	180
2018	180
2019	180
2020	180
Thereafter	609
Total minimum payments	$1,509
The following outlines the license agreements the Company believes it will owe payments to if its products are reach certain milestones and begin to generate revenue.
License agreement with The University of Zurich

The Company has an exclusive license agreement with the University of Zurich (Zurich), which grants the Company an exclusive license, with the right to sublicense, under certain patents to make, use and sell under certain patents primarily directed to our targeting agent, including EpCAM chimera, and related immunoconjugates and methods of use and manufacture of the same. The Company is obligated to pay $750,000 in milestone payments for its first product, in the event it reaches the applicable clinical development milestones. As part of the consideration, the Company is also obligated to pay a 4% royalty on the net product sales, for any products that are covered by the

Viventia Bio Inc.
Notes to Consolidated Financial Statements
(In US Dollars)

applicable Zurich patent rights. The Company has the right to reduce the amount of royalties owed to Zurich if the total royalty rate owed by the Company to Zurich and any other third party is 10% or greater, provided that the royalty rate may not be less than 2% of net sales. The obligation to pay royalties in a particular country expires upon the expiration, lapse or abandonment of the last of the licensed patent rights that covers the manufacture, use or sale of a product and there is no obligation to pay royalties in a country if there is no patent rights that cover the manufacture, use or sale of a product.

License agreement with Merck KGaA
The Company holds an exclusive license agreement with Merck KGaA (Merck) pursuant to which the Company was granted an exclusive license, with the right to sublicense, under certain patents and technology relating to aspects of VB6-845d and VB7-756, to make, use, sell and import VB6-845d and VB7-756 or any products that would otherwise infringe such patents in the field of therapeutic or diagnostic purposes in humans. Under the agreement, the Company may be obligated to make milestone payments in respect of certain stages of regulatory approval reached by a product candidate generated by this technology or covered by a licensed patent, as well as royalties calculated with respect to net sales of these products.
The license remains in force on a country-by-country basis and product-by-product basis, and expires until the longer of (i) the expiration of the last to expire patent within the licensed patent rights that covers a licensed product and (ii) 10 years from the first commercial sale of a licensed product in such country; provided that no royalty is payable for more than 15 years from the first commercial launch of a licensed product anywhere in the world. During the years ended December 31, 2015, 2014 and 2013, the Company paid $25,000, $25,000 and $25,000, respectively, to Merck for annual license maintenance fees.
Clinical Research Agreement
The company has an agreement with a clinical research organization which the Company may terminate at any time with 30 days notice. Upon termination, the Company is required to pay all costs incurred by the clinical research organization up to the termination date, plus an additional fee, which is calculated as an amount equal to either (a) 5% of the unearned fees for services as provided in the budget if the Company has paid 50% or more of the total fees for services as specified in the work order or (b) 3% of the amount of fees paid by the Company for services as of the date of termination if the Company has paid less than 50% of the total fees for services as specified in the work order.
As of December 31, 2015, the Company has incurred $1.3 million in fees for services, which is less than 50% of the total fees for services as specified in the work order. Therefore, the Company would be required to pay a termination fee of 3% of the amount of fees paid by the Company for services as of the date of termination, which equaled $40,000 as of December 31, 2015.
Employment Agreements
The Company has employment agreements with certain of its executives which specify potential payments and benefits due upon termination by the Company without cause. These payments and benefits range from $100,000 to $462,000 per executive.
Note 6—Shareholders’ Deficit
Class A Redeemable Preferred Shares
As of December 31, 2013 there were an unlimited number of Class A redeemable preferred shares authorized and 16,000,000 shares of Class A redeemable preferred shares issued and outstanding. The Class A redeemable preferred shares had the following terms:
Dividend Rights
The holders of redeemable preferred shares were entitled to receive noncumulative dividends, pari passu and prior and in preference to any dividend on the Class A and Class B common stock, at a rate not to exceed 4% of the respective original purchase price for each such series of redeemable preferred shares per annum, when, as and if declared by the Company’s board of directors. The Company had not declared any dividends.

Viventia Bio Inc.
Notes to Consolidated Financial Statements
(In US Dollars)

Liquidation Rights
In the event of any liquidation, dissolution, or winding up of the Company (Liquidation Event), first, the holders of Class A redeemable preferred shares were entitled to receive in preference to the holders of Class A and Class B common stock an amount for each share equal to its original purchase price of 1.00 Canadian Dollar (CAD), plus any declared but unpaid dividends. Thereafter, remaining assets were to be distributed to the holders of Class A and Class B common stock.
Redemption Rights
Class A preferred shares were redeemable at any time by the holder at their original issuance price of 1.00 CAD per share, plus any declared but unpaid dividends.
Extinguishment of Redeemable Preferred Shares
In October 2014, the terms of the redeemable preferred shares were modified such that the shares were converted into 12,999,999 common shares, which were held by the Company’s controlling shareholder, and related parties and valued at $102,440,000, based on the fair value of the common shares of $7.88 per share, (Note 7), at the time of conversion. The conversion resulted in a deemed dividend of $86,440,000 recognized in additional paid-in capital. All of the common shares were owned by the Company’s principal shareholder.
Preferred Shares
In October 2014, the Company filed a Restated Certificate of Incorporation, which authorized the issuance of preferred shares with rights and preferences, including voting rights, designated from time to time by its board of directors. As of December 31, 2015, there was an unlimited number of shares of preferred shares authorized, and no shares issued or outstanding.
Common Stock, Class A and Class B
        As of December 31, 2013, the Company had an unlimited number of Class A and Class B common shares authorized and 1 and nil Class A and Class B common shares issued and outstanding, respectively. In October 2014, the Company filed a Restated Certificate of Incorporation which established one class of common shares and converted the 1 outstanding Class A common share to the newly created common shares.
        Each common share is entitled to one vote. The holders of common shares are also entitled to receive dividends whenever funds are legally available and when declared by the board of directors, subject to the prior rights of holders of all classes of shares outstanding.
Stock-based Awards
In September of 2014, the Company authorized the 2014 Equity Incentive Plan (the Plan). Under the Plan, the Company may issue equity awards to employees, non-employee directors and contractors, including stock options, RSAs, and RSUs. Options granted under the Plan generally expire within 10 years from the date of grant and vest annually over four years based on continued service and are exercisable for shares of the Company’s common stock. RSAs granted under the Plan generally vest monthly over three years based upon continued service, and are subject to repurchase at the original issuance price upon termination of services prior to vesting. The Company has granted one RSU award which is subject to a performance condition in addition to a continued service condition.

Viventia Bio Inc.
Notes to Consolidated Financial Statements
(In US Dollars)

   The total authorized number of shares available under the plan was 1,950,000 shares as of December 31, 2015. There were 92,955 shares available to be granted under the Plan as of December 31, 2015.
Stock option activity is set forth below:

	Shares	Weighted- average exercise price	Weighted- average grant date fair value	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at December 31, 2014:	—	—			—
Granted	235,000	$7.88	$5.03	—
Forfeited	(15,000)	$7.88
Outstanding at December 31, 2015:	220,000	$7.88		9.4	—
Exercisable at December 31, 2015	—	$—		—	—
Vested and expected to vest at December 31, 2015	198,000	$7.88		9.4	—
The grant-date fair value of the options granted during the year ended December 31, 2015 was determined using the Black-Scholes option pricing method with the following assumptions:

Expected term (years)	6.25
Volatility	70%
Risk-free rate	1.7%
Dividend yield	—%
In addition, the Company has agreed to grant 112,600 options (of which 40,000 options are further described below) for common stock on the date of acquisition by Eleven Biotherapeutics (see Note 9) at an exercise price equal to the fair market value of the Company’s common shares on the date of the grant.
The following table summarizes the activities of the Company’s RSAs and RSUs under the Plan:

Shares
Non-vested shares as of December 31, 2013	-
RSUs granted	1,444,445
Non-vested shares as of December 31, 2014	1,444,445
RSAs granted	100,000
RSAs cancelled	(20,000)
RSAs vested	(22,220)
Non-vested shares as of December 31, 2015	1,502,225
There were 80,000 RSAs granted in February 2015 which were not issued until September 2015. An additional 20,000 RSAs were granted in February 2015, which were cancelled in September 2015 to be replaced with a grant of 40,000 stock options with an exercise price equal to the fair market value to be determined by the Company’s board of directors at a future date. The Company began recognizing stock-based compensation expense on these 100,000 RSAs on their February 2015 grant date and will recognize the 20,000 RSAs which were cancelled as a stock-based award modification upon the issuance of the replacement awards.
In March 2014, the CEO was granted an option to purchase 10% of the outstanding shares of the Company at an exercise price of $1.00. The shares were scheduled to vest in two tranches subject to both performance conditions and a service condition. 50% of the shares (Tranche 1) were scheduled to vest upon the first anniversary of the grant

Viventia Bio Inc.
Notes to Consolidated Financial Statements
(In US Dollars)

subject to performance conditions whose achievement the Company considered probable. The remaining shares were scheduled to vest on the earlier of (i) the second anniversary of the grant date subject to additional performance conditions not yet agreed upon, or (ii) a change of control or completion of a public offering of the Company. The Company estimated Tranche 1's fair value to be $2,187,000 using the Black-Scholes option pricing method and recognized this expense over the service period of one year. Tranche 1's fair value was determined using the following assumptions:

Expected term (years)	5.8
Volatility	76%
Risk-free rate	1.8%
Dividend yield	-%

In December 2014, the option was cancelled and the Company granted the CEO a new award consisting of 1,444,445 RSUs. The arrangement has been accounted for as a modification of the award to the CEO. At the time of the modification, the expectation for both the option granted in March 2014 and the new RSU's granted in December 2014 was that it was not probable that either would vest. As a result, no additional compensation expense was recognized on the modification date. In addition, the Company reversed all previous expense related to the option as no portion had vested. The RSUs are scheduled to vest in two tranches subject to both performance conditions and a service condition. 50% of the units (Tranche A) are scheduled to vest upon a public offering of the Company, or other capital raising of at least $50,000,000. The fair value of Tranche A was determined to be $5,691,000 based on the estimated common share fair value of $7.88 per share. Because the vesting of Tranche A is contingent upon a specific performance condition, stock-based compensation expense related to the Tranche A will not be recognized until the specified conditions are determined to have occurred. The remaining 50% (Tranche B) of the units were originally supposed to vest on December 3, 2015, but were amended in May 2016 to vest on December 3, 2016 provided that the Company’s compensation committee reasonably determines that the CEO’s performance has been satisfactory based on performance agreements not yet agreed upon. No amount has been recognized with respect to the Tranche B awards. For details on the impact of the Eleven Biotherapeutics acquisition on this award see Subsequent Events – Note 9.
In valuing the Company's common shares for its stock-awards issued during the year ended December 31, 2015 and 2014, the board of directors obtained a third-party independent valuation to determine the equity value of the Company using a probability-weighted income approach. The probability-weighted income approach estimates the fair value based on the probability of expected future cash flows the Company will generate. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in the industry as of each valuation date and is adjusted to reflect the risks inherent in the cash flows. Significant judgment is used in determining the inputs for the probabilities, the discount rate and the future cash flows.
As of December 31, 2015, the Company had $1,391,000 of unrecognized compensation expense related to unvested RSAs and stock options, which is expected to be recognized over an estimated weighted-average period of 2.9 years.
Stock-based compensation expense for the years ended December 31, 2015, 2014 and 2013 were as follows (in thousands):

	Year ended December 31,
	2015	2014	2013
Research and development	$88	$—	$—
General and administrative	314	—	—
Total stock-based compensation expense	$402	$—	$—
Note 7—Income Taxes
Since inception, the Company has incurred net losses and negative cash flows from operations. Management expects operating losses and negative cash flows to continue for the foreseeable future and anticipates that losses may

Viventia Bio Inc.
Notes to Consolidated Financial Statements
(In US Dollars)

increase from current levels because of additional costs and expenses related to research and development activities. Management's plan with regard to these matters includes continued development and the eventual commercialization of its products and its intent and ability to reduce discretionary spending, if necessary, to meet its obligations as they become due for the foreseeable future.
On January 2, 2013 the Company entered into an asset purchase agreement with VBTI to acquire substantially all of its operations, including intellectual property and licensed technology assets as well as related rights and obligations related to such assets (see Note 1).
The following is a reconciliation between the statutory income tax rate and the Company’s effective tax rate:

	Year ended December 31,
	2015	2014	2013
Tax at Canadian statutory rate	27.0%	27.0%	27.0%
Permanent differences	-1.4%	-0.1%	-0.5%
Rate difference on opening future tax balances	—%	—%	1.1%
Deferred tax asset valuation allowance	-25.90%	-26.90%	-27.60%
Total	-0.3%	—%	—%

Significant components of the Company’s deferred tax assets are as follows (in thousands):

	As of December 31,
	2015	2014
Property and equipment	$502	$468
Cumulative eligible capital	635	339
Net operating loss carryforwards	4,455	2,135
Investment tax credits	431	315
Scientific Research and Experimental Development Pool	628	383
Other	120	2
Total deferred tax assets	6,771	3,642
Deferred tax liability – Investment tax credits	(122)	(90)
Net deferred tax assets	6,649	3,552
Less: Valuation allowance	(6,646)	(3,552)
Total net deferred tax assets	$3	$—
A valuation allowance has been provided to reduce the net amount of deferred tax assets to an amount management believes is more likely than not to be realized. The valuation allowance increased by $3,094,000 for the year ended December 31, 2015.
As of December 31, 2015, the Company had non-capital loss carry forwards available to offset future taxable income of approximately $16,498,000 for Canadian federal tax purposes. $9,886,000, $3,762,000 and $2,850,000, of the non-capital loss carryforwards expire in 2035, 2034 and 2033 respectively.
        As of December 31, 2015, the Company had approximately $2,327,000 of federal scientific research and experimental development expense carry forwards available to offset future taxable income as well as $431,000 of Canadian federal and provincial investment tax credit carry forwards available to offset future income taxes. The investment tax credits expire from 2023 to 2035.
        The 2013 to 2015 taxation years are open to reassessment by the Canadian and U.S. taxation authorities.

Viventia Bio Inc.
Notes to Consolidated Financial Statements
(In US Dollars)

Note 8—Related Party Transactions
As discussed in Note 1, in January 2013 the Company entered into an asset purchase agreement with VBTI in exchange for shares of the Company's preferred shares. During the year ended December 31, 2015, the Company received a $128,000 refund related to VBTI income taxes which is included in additional paid-in capital on the accompanying consolidated financial statements. In addition, during the years ended December 31, 2014 and 2013, VBTI paid (was reimbursed) ($15,000) and $582,000, respectively, of the Company's expenses, which is included in additional paid-in capital on the accompanying consolidated balance sheet.
The Company leases a manufacturing, laboratory, and office facility in Winnipeg, Manitoba, from an affiliate of the Company's controlling shareholder. The lease is month-to-month and rent expense was $311,000, $350,000 and $390,000 for the years ended December 31, 2015, 2014 and 2013, respectively.
The Company leases an office facility in Toronto, Ontario from an affiliate of the Company’s controlling shareholder. The lease is on a month-to-month basis unless terminated by either party by giving the requisite notice. Rent expense for this facility was immaterial for the year ended December 31, 2015.
In September 2014, the Company entered into the Shareholder Note Payable (see Note 4 and Note 9) with its principal shareholder. During the years ended December 31, 2015, 2014 and 2013, the Company recognized interest expense related to the Shareholder Note Payable of $769,000, $340,000 and $82,000, respectively, on the accompanying consolidated statements of operations.
The Company pays its directors a fee and reimbursements for expenses incurred for each board of directors meeting they attend. During the years ended December 31, 2015, 2014 and 2013, the Company paid $289,000, $121,000 and $97,000, respectively, of fees to its directors which were included as general and administrative expense on the accompanying consolidated statement of operations.
During 2014 the Company paid $32,000 to a consultant, who became a member of the Company's board of directors in February 2015, for consulting services related to strategic advice with respect to the development of Vicinium.
The Company pays fees, under an intellectual property license agreement, to Protoden Technologies, Inc. (Protoden), a company owned by an affiliate of its principal shareholder under an intellectual property licensing agreement. Pursuant to the agreement, the Company has an exclusive, perpetual, irrevocable and non-royalty bearing license, with the right to sublicense, under certain patents and technology to make, use and sell products that utilize such patents and technology. During the years ended December 31, 2014 and 2013, the Company paid $250,000 annually to Protoden for licensing fees which were expensed and included in research and development expenses on the accompanying consolidated statements of operations. This annual fee was reduced to $100,000 for 2015 and for the remaining term of the agreement, which is ten years. Upon expiration of the term, the licenses granted to the Company will require no further payments to Protoden. As of December 31, 2015 and 2014, $100,000 and nil, respectively, were owed to this related party and included in the current portion of related party payable on the accompanying consolidated balance sheets.
Note 9—Subsequent Events
The Company has evaluated subsequent events through September 20, 2016, the date on which those consolidated financial statements were issued to ensure that the consolidated financial statements include appropriate disclosure of events both recognized in the financial statements as of December 31, 2015 and events which occurred subsequently but were not recognized in the financial statements.
Beginning on January 1, 2016, the Company concluded that USD is the primary currency in which it operates, and changed the functional currency from CAD to USD.
In May 2016, the Company amended the terms of the RSUs granted to its CEO in December 2014. The vesting of 50% of the units (Tranche A) remained contingent upon a public offering of the Company, while the remaining 50% (Tranche B) were amended to vest on December 3, 2016, provided that the Company’s compensation committee reasonably determines that the CEO’s performance has been satisfactory based on performance agreements not yet agreed upon. See Note 6 for further details of the award and amendment and below for further details on the impact of the Eleven Biotherapeutics acquisition on this award.

Viventia Bio Inc.
Notes to Consolidated Financial Statements
(In US Dollars)

In May 2016 the Company and a related party lender amended the Shareholder Note Payable to increase the borrowing limit to $37.0 million and provide that all outstanding principal and interest under the Shareholder Note Payable except for $3.0 million of principal owed by the Company be automatically convertible upon an IPO into an amount of common shares to be calculated based upon the Company’s IPO price. Amounts owed on the Shareholder Note Payable in excess of $3.0 million of principal remain due and payable under the original terms of the Shareholder Note Payable. See Note 4 for further details.
On September 20, 2016, the Company was acquired by Eleven Biotherapeutics, Inc., a publicly traded company on the NASDAQ Global Market. Eleven Biotherapeutics purchased all issued and outstanding shares of the Company in exchange for 4,013,431 shares of common stock of Eleven Biotherapeutics representing approximately 19.9% of the outstanding voting common stock as of immediately prior to such issuance, and certain post-closing contingent cash payments payable upon the achievement of certain milestones and based upon certain net sales. As part of the transaction, the 1,444,445 RSUs previously awarded to the Company’s CEO (see Note 6) have immediately vested and are included in the exchange for the shares of Eleven Biotherapeutics. In addition, the Company granted an aggregate of 40,000 RSA’s to certain members of the Company’s Board of Directors, which automatically vest and became shares of the Company’s common stock immediately prior to the closing of the sale to Eleven Biotherapeutics. One member of the Company’s Board of Directors received a grant of 60,000 options to purchase shares of the Company’s common stock with an exercise price equivalent to fair value on the date of grant. Any vested but unexercised options and unvested options as of the closing were cancelled and terminated. Further, the outstanding principal and accrued interest related to the Shareholder Note Payable (see Notes 4 and 8) has been forgiven by the controlling shareholder in connection with the transaction. As part of the settlement, an amount equal to the outstanding research and development investment tax credits as of June 30, 2016 (approximately $0.8 million) has been assigned to the controlling shareholder.